UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 13, 2009
Date of Report (Date of earliest event reported)

NATURALLY ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-50367	98-0359306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 402, 1008 Homer Street, Vancouver, B.C., Canada	V6B 2X1
(Address of principal executive offices)	(Zip Code)

(604) 683-8582
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 8 - OTHER EVENTS

Item 8.01        Other Events

On August 4, 2009, Naturally Advanced Technologies Inc. (the "Company") announced that it has entered into a multiphase joint development agreement (the "Agreement") with Hanesbrands Inc. ("Hanesbrands"), dated effective on July 13, 2009, that will allow Crailar(R) Organic Fibers technology to be processed for use in commercial apparel knit products made by Hanesbrands.

The Company, using technology developed with and licensed from The National Research Council of Canada (the "NRC") and Hanesbrands, a leading producer and marketer of innerwear, outerwear and hosiery apparel, will retrofit existing dying equipment at a Hanesbrands facility to develop a commercially viable use of the 100 percent organic fiber.

Crailar Organic Fibers were successfully spun on existing cotton systems at North Carolina State University in tests that were sponsored by Hanesbrands. These tests demonstrated the evolution of hemp fiber from a niche market alternative to a mainstream solution. Now Hanesbrands is taking action to develop an in-house facility in North Carolina for processing Crailar Organic Fiber. The Company is to continue working with Hanesbrands in this next phase of the partnership, which will include technology development, marketing initiatives and commercialization planning.

Phase One: Development

  Jointly develop a processing facility to produce organic apparel-gradefiberfor use in commercial apparel products.

  Establish the Technology Development Plan that will specify deliverables.

Phase Two: Commercialization

  Develop coordinated marketing plan for Crailar.

  Determine and execute an integrated commercialization plan that maximizes the supply chain.

The Agreement carries a 30-day cancellation clause by either party.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NATURALLY ADVANCED TECHNOLOGIES INC.
DATE: August 4, 2009	By: /s/ Guy Prevost Guy Prevost Chief Financial Officer and a Director

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